Exhibit 99.1

CONSENT OF GRIFFIN SECURITIES, INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 18, 2013, to the Board of Directors of Medistem Inc. (“Medistem”), as a Annex C to the proxy statement/prospectus that forms a part of the Registration Statement (the “Registration Statement”) on Form S-4 of Intrexon Corporation. (“Intrexon”), as filed by Intrexon on February 3, 2014, relating to the proposed business combination transaction between Medistem and Intrexon and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Griffin Securities, Inc.”, “The Merger—Background of the Merger,” “The Merger—Medistem’s Reasons for the Merger and Recommendation of the Medistem Board of Directors”, and “The Merger—Opinion of Griffin Securities, Inc.”.

In giving such consent, Griffin Securities, Inc. does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor does Griffin Securities, Inc. thereby admit that it is an expert with respect to any part of the Registration Statement on Form S-4 of Intrexon Corporation filed with the Securities and Exchange Commission, which includes the proxy statement/prospectus, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Signed,

/s/ Griffin Securities, Inc.

GRIFFIN SECURITIES, INC.